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                                     EXHIBIT 5.5

                                AMENDMENT NUMBER 1 TO
                           INVESTMENT MANAGEMENT AGREEMENT


    Pursuant to the Investment Management Agreement between Hartford Investment Financial Services Company and The Hartford Mutual Funds, Inc. (formally known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997 (the "Agreement"), The Hartford MidCap Fund is hereby included in the definition of Portfolio. All provisions in the Agreement shall apply to the management of the Hartford MidCap Fund except that the management fee shall be as follows:

    A fee accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:

    NET ASSET VALUE                  ANNUAL RATE
    First $500,000,000               0.85%
    Next $500,000,000                0.75%
    Amount Over $1 Billion           0.70%

    IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the ______________ day of ________________, 1997.


                             HARTFORD INVESTMENT FINANCIAL
                             SERVICES COMPANY

                             _____________________________
                             By:
                             THE HARTFORD MUTUAL FUNDS, INC.
                             on behalf of:

                             The Hartford MidCap Fund

                             _____________________________
                             By: